Exhibit 10.l

               EXTENDED SERVICE PLAN AGREEMENT


     This Agreement (the "Agreement"), made and entered into this __ day of October, 1996, by and between Fingerhut
Corporation and Infochoice USA, Inc. (collectively
"Fingerhut"), and Metris Direct, Inc. ("Metris").

     WHEREAS, Fingerhut shall make available to purchasers of its Merchandise (as defined herein), an Extended Service
Agreement (as defined below), providing coverage for defects in materials and workmanship and for mechanical or electrical failure of the Merchandise; and

     WHEREAS, Metris shall coordinate and manage all of the marketing activities for Fingerhut's sales of extended warranties or service plans to purchasers of its Merchandise.

     WHEREAS, Metris shall also, either for itself or through a third party underwriter, insure and service the contractual obligations of the Extended Service Agreements sold by Fingerhut; and

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

                         DEFINITIONS

     The following terms, as used in this Agreement shall have the following meanings whether used in the singular or plural:

"Customer" shall mean a customer of Fingerhut who purchases
Merchandise for personal, family and household purposes within the U.S. and its territories, where applicable.

"Extended Service Agreement" shall mean a repair or replacement service agreement between Customer (as defined herein) and the applicable service plan underwriter sold by Fingerhut, and managed by Metris, covering mechanical or electrical failure of Merchandise and defects in materials and workmanship.

"Marketing Management Fee" shall mean the amount of the Net
Price, as noted in Exhibit A to this Agreement, which Fingerhut is required to pay Metris for coordinating and managing the marketing programs for each Extended Service
Agreement sold under this Agreement.

"Merchandise" shall mean any new goods (as identified in Exhibit B) sold by Fingerhut which are sold to a Customer during the term of this Agreement.

"Merchandise Warranty" shall mean the warranty of the manufacturer with respect to the Merchandise.

"Net Price" shall mean the amount Fingerhut is required to pay Metris for each Extended Service Agreement sold under this Agreement.

"Sales Price" shall mean the retail sales cash price at which Fingerhut sells each Service Agreement.

"Underwriting and Servicing Fee" shall mean the amount of Net Price, as noted in Exhibit B to this Agreement, which Fingerhut is required to pay Metris for performing, either for itself or through a third party underwriter and servicer, the contractual obligations of the Extended
Service Agreements sold by Fingerhut.

                     ARTICLE 1.  PROGRAM

Section 1.1.   Service.

          During the term of this Agreement, including any renewals, Fingerhut shall sell the Extended Service
Agreement to any or all of its Customers who purchase
Merchandise eligible for extended service beyond the Merchandise Warranty in accordance with this Agreement.

Section 1.2.   Exclusivity.

          During the term of this Agreement, Fingerhut shall not make available to any Customer, any other agreement providing for extended service which is competitive, similar, or an alternative to the Extended Service Agreement marketed and offered by Metris. Notwithstanding the foregoing, in the event Metris notifies Fingerhut in writing of its inability to provide an Extended Service Agreement on Merchandise, Fingerhut may provide directly or contract with a third party service provider to provide such Extended Service Agreement.

Section 1.3.   Coverage Under the Extended Service
Agreement.

          Coverage for parts and labor for each component protected by the Extended Service Agreement shall begin on the date following expiration of the parts or labor
Merchandise Warranty applicable to each Merchandise component indicated in the Merchandise Warranty. Coverage will continue for the period shown in Exhibit B for each product.

Section 1.4.   Service Coverage.

          Metris shall be responsible for the fulfillment of the contractual obligations to the Customer either for itself or through a third party underwriter, under each Extended Service Agreement from the date sold to a Customer by Fingerhut, provided however, that the Merchandise to be covered under the Extended Service Agreement was received by the Customer in an undamaged state. Metris shall become contractually liable directly to the Customer and Metris will pay the full amount of any claim provided that such claim is within the terms of coverage of the Extended Service Agreement. If Merchandise covered under the Extended Service Agreement is to be replaced, Fingerhut agrees to provide Customer with such replacement product.
In such case, Metris shall reimburse Fingerhut for the cost of such product at Fingerhut's standard cost plus 20% to cover shipping and handling. Additionally, if Fingerhut repairs any Merchandise covered under the Extended Service Agreement, Metris shall reimburse Fingerhut for the cost of such repair. All such reimbursements shall be netted against any remittances required by Fingerhut on a monthly basis provided detail supporting such reimbursement has been previously provided to and approved by Metris. Fingerhut and Metris shall, in good faith mutually agree on the retail sales cash price of the Extended Service Agreement. Metris shall only be obligated to fulfill such obligations in states that it is legally authorized to do so.

Section 1.5.   Remittances Required by Fingerhut.

          (a)  Fingerhut shall have the right to offer
(either directly or through third parties) the Customer financing for the Customer's warranty purchase using any credit offer Fingerhut or its Customers may choose, however, Metris shall have no collection risk with respect to any Extended Service Agreement financed through a Fingerhut offer.

          (b) Daily, Fingerhut shall send Metris via system data transfer the names, addresses and other information necessary for fulfillment of all Customers who purchased Extended Service Agreements. Within ten (10) days after the close of each Fingerhut accounting month, Fingerhut shall remit the sales report and other information for that month to Metris for each such Extended Service Agreement sold for all cancellations, which will provide the net amount due to Metris. Metris shall send Fingerhut an invoice which shall be for the Marketing Management Fee and Underwriting and Servicing Fee for all Extended Service Agreements sold as set forth in Exhibit A, attached hereto and incorporated herein by reference, for the number of Extended Service Agreements sold in that month related to merchandise that has been shipped, less cancellations or returns of such Extended Service Agreements in that month. Terms shall be 30 days from the last day of the accounting month in which the Service Agreements were sold or cancelled.

Section 1.6.   Merchandise Covered.

          The list of Merchandise in Exhibit B, attached hereto and incorporated herein by reference shall constitute the eligible goods for which an Extended Service Agreement may be sold. The list may be amended by mutual written agreement of the parties. Any Merchandise, other than jewelry and furniture, which does not have any Merchandise Warranty whatsoever, shall not be eligible goods for which an Extended Service Agreement may be sold.

Section 1.7.   Records/Audits.

          Both parties shall maintain records related to the Extended Service Agreements sold under this Agreement. The parties shall each allow its auditors or other designees to audit performance under this Agreement. Such audits shall be subject to reasonable notice and conducted during normal business hours.

Section 1.8.   Solicitation.

          Unless Metris and Fingerhut agree to use
Fingerhut's direct mail solicitation or telemarketing media, Metris shall develop media sources for direct mail solicitations or telemarketing. If Metris does use Fingerhut's direct mail solicitation and telemarketing media, Metris shall reimburse Fingerhut for the cost of such catalog or other mail space that it directly utilizes and the variable cost of telemarketing sources, plus a reasonable allocation of fixed overhead, at a combined rate per hour of telemarketing time used, all as mutually agreed to at the beginning of each calendar year during this Agreement by the parties to this Agreement. Metris and Fingerhut agree to cooperate in good faith and use best efforts to develop direct mail solicitations, and telemarketing programs which meet all regulatory guidelines and requirements and are designed to provide the most cost effective use of customer service time.

Section 1.9.   Ownership of Customer Names.

          Metris agrees that Fingerhut has and shall have exclusive ownership of all of its Customer names, information, marketing methods and business practices (collectively "Customer Names"). Metris shall not use or provide to any other firm or entity, any names or information developed in the course of this Extended Service Agreement Program or furnished to Metris by Fingerhut, for any purpose whatsoever except as contemplated herein.
Metris will hold all customer names and information as confidential information and will provide appropriate security measures to protect such information from unauthorized use.

Section 1.10.  Program Literature.

          Neither Fingerhut, nor anyone on its behalf, shall in any document or advertising describe the coverage offered under the Extended Service Agreement in terms other than those used in the Extended Service Agreement itself or as otherwise approved by Metris. Metris shall notify Fingerhut in writing of its objections to any such advertising within ten (10) business days of receipt of the advertising from Fingerhut. However, Fingerhut shall allow its name to be used in any advertising as long as such use is approved in a timely basis by Fingerhut and does not imply that Fingerhut has any contractual obligation under the Extended Service Agreement.

                 ARTICLE 2.  INDEMNIFICATION

Section 2.1.   Obligations.

          (a) By Metris. Metris shall be liable to and shall defend, indemnify and hold harmless Fingerhut and its Affiliates, and its respective officers, directors, employees and permitted assigns from and against any and all Losses (as hereinafter defined) incurred by reason of or related to Metris' breach of its obligations hereunder.

          (b) By Fingerhut. Fingerhut shall be liable to and shall defend, indemnify and hold harmless Metris and its Affiliates, and its respective officers, directors, employees and permitted assigns from and against any and all Losses (as hereinafter defined) incurred by reason of or related to Fingerhut's breach of any of its obligations hereunder.

          (c)  "Losses" Defined.  For purposes of this
Section 2.1., the term "Losses" shall mean any liability, damages, costs, losses and expenses, including attorneys' fees, disbursements and court costs, reasonably incurred by Metris or Fingerhut in connection with any threatened, pending or adjudicated claim, demand, action, suit or proceeding (whether civil, criminal, administrative or investigative by an unaffiliated third party) without regard to whether or not such Losses would be deemed material under this Agreement.

Section 2.2.   Procedures.

          (a) Notice of Claims. The Parties agree that in case any claim is made, or any suit or action is commenced which, if not corrected, may give rise to a right of indemnification for a Party hereunder ("Indemnified Party") from the other Party ("Indemnifying Party"), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of such notice or knowledge of such claim, suit, or action. On a best efforts basis, notice to the Indemnifying Party shall be given no later than fifteen days after receipt by the Indemnified Party in the event a suit or action has commenced or thirty days under all other circumstances; provided, however, that the failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party will render to the other such assistance as it may reasonably require of the other in order to ensure prompt and adequate defense of any suit, claim or proceeding based upon a statement of facts which may give rise to a right of indemnification hereunder.

          (b) Selection of Counsel. The Indemnifying Party shall have the right to defend, compromise and settle any suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 2.1. above in connection therewith; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses relating thereto. The Indemnifying Party shall notify the Indemnified Party within ten days of having been notified pursuant to Section 2.2.(a) of this Agreement if the Indemnifying Party elects to assume the defense of any such claim, suit or action and employ counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless the Indemnifying Party shall not have employed counsel to take charge of the defense thereof.

          (c) Settlement of Claims. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle or compromise any matter for which indemnification may be sought without the consent of the Indemnifying Party. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

          (d) Subrogation. The Indemnified Party shall be subrogated to any claims or rights of the Indemnifying Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 2. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

          (e) Indemnification Payments. Amounts owing under this Article 2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the Parties are not otherwise able to reach agreement, the controversy shall be settled by final order entered by a court of competent jurisdiction.

Section 2.3.   Survival of Indemnification.

          The provisions of this Article 2 shall expressly survive any termination of this Agreement under Article 4 below or otherwise for a period of ten (10) years.

                 ARTICLE 3.  CONFIDENTIALITY

Section 3.1.   Confidential Information.

          Confidential Information will be kept in confidence by such other party, including its subsidiaries, affiliates, officers, directors, employees, agents, consultants and contractors, in accordance with its policies for maintaining the confidence of its own information of similar content. The term "Confidential Information" shall mean and include: (i) all trade secrets and other confidential business information learned in the course of performance by any party of its obligations hereunder, and
(ii) any information or data which is disclosed by a party to the other party under or in contemplation of this Agreement.

          Notwithstanding the foregoing, the term
Confidential Information shall not include information which: (i) is already known to such other party when received, (ii) thereafter becomes generally obtainable by a party other than as a result of an unauthorized disclosure by the party taking advantage of this clause, or (iii) is required by law, regulation or court order to be disclosed by such party, provided that in the case of this clause, prior notice of such disclosure has been given to the party which furnished such information, when legally permissible, and that such other party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the party which furnished such information to take legal action to prevent the disclosure or (iv) is reasonably necessary in the opinion of counsel, to be disclosed in the context of a legal proceeding or regulatory investigation, provided that prior notice shall be given by the party which furnished the information.

              ARTICLE 4.  TERM AND TERMINATION

Section 4.1.   Term and Termination.

          This Agreement shall take effect upon the date first written above, and shall remain in effect for seven
(7) years ("Initial Term"). Thereafter, this Agreement will automatically renew for one term of three (3) years ("Renewal Term") unless either Party provides written notice to the other, not less than twelve (12) months prior to the end of the Initial Term or Renewal Term, of its intent to terminate this Agreement. Either Party may terminate this Agreement reserving all other remedies and rights hereunder in whole or in part and otherwise available at law or in equity, upon the occurrence of an Event of Default, as defined herein. Upon the occurrence of an Event of Default, the non-defaulting Party may terminate this Agreement by giving notice of its intent to terminate. Such written notice shall describe the Event of Default.

          Fingerhut shall also have the right to terminate this Agreement by written notice to Metris upon the occurrence of a Change of Control (as defined below) with respect to Metris. A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than Fingerhut shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Metris; (b) a majority of the seats (other than vacant seats) on the Board of Directors of Metris shall at any time be occupied by persons who were neither (1) nominated by Fingerhut, or by the Board of Directors of Metris, nor (2) appointed by directors so nominated; or (3) any person or group other than Fingerhut shall otherwise directly or indirectly have the power to exercise a controlling influence over the management or policies of Metris.

Section 4.2    Event of Default.

          An "Event of Default" shall be deemed to have occurred upon the occurrence of any of the following:

          (a)  A material breach of a representation,
agreement, covenant or other obligation of any of the parties to this Agreement (any such breach is herein referred to as a "Material Breach"); provided, however, that no Event of Default shall be deemed to have occurred unless and until a non-breaching party provides the breaching party with written notice of such Material Breach, describing in reasonable detail the nature of such Material Breach, and
(i) the breaching party shall have had an opportunity to cure such Material Breach (which is capable of being cured) within sixty (60) days after such notice (unless such Material Breach is with respect to a monetary matter, the cure of which requires only the payment of a specified amount of money pursuant to the terms of this Agreement, in which case the breaching party shall have an opportunity to cure within five (5) business days after such notice), (ii) the breaching party does not cure such Material Breach within the applicable time period, or, if such Material Breach, other than a Material Breach relating to a monetary matter, cannot reasonably be cured within sixty days, but is curable, the breaching party does not; (x) undertake to cure such Material Breach within such sixty day period and (y) after such sixty day period, diligently and continuously use all reasonable efforts to cure, and (iii) the notifying party thereafter declares an Event of Default. In respect of clause (ii) of this Section 4.2, such extended cure period shall continue so long as the parties hereto reasonably agree that the actions being taken by the breaching party are reasonably expected to cure such Material Breach.

          (b) If, at any time within twelve (12) months following the expiration of any cure period provided in
Section 4.2 above, there shall occur a Material Breach (the "Second Material Breach") and such Second Material Breach is of the same nature as the Material Breach (the "First Material Breach") by the breaching party that gave rise to such cure period, then an Event of Default shall be deemed to have occurred upon the delivery of notice of such Second Material Breach to the breaching party by the notifying party referred to in Section 4.2 and upon such notifying party declaring an Event of Default.

          (c)  If there shall occur a "Bankruptcy," as
hereinafter defined, of either Party, the non-Bankruptcy party may declare an Event of Default. For purposes of this Agreement, the term "Bankruptcy" shall mean: (i) the entry of a decree or order for relief by a court of competent jurisdiction in any involuntary case under any bankruptcy, insolvency or similar law now or hereafter in effect and such decree or order shall not be vacated, set aside or stayed within ninety (90) days after its entry, (ii) the entry of a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar agent for any substantial part of the assets or property of such party and such decree or order shall not be vacated, set aside or stayed within ninety (90) days after its entry, (iii) the ordering of the winding up or liquidation of the affairs of a party and such order shall not be vacated, set aside or stayed within one hundred twenty (120) days after its entry, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is not dismissed or suspended pursuant to
Section 305 of Title 11 of the United States Code (or any corresponding provision of any future United States Bankruptcy law), (v) the commencement of a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, (vi) the consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession of any substantial part of the assets or property by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar agent, or (vii) the making of any general assignment for the benefit of creditors.

                  ARTICLE 5.  MISCELLANEOUS

Section 5.1.   Notices.

          Any notice given in accordance with the provisions of this Agreement must be in writing and sent by registered or certified mail return receipt requested to the respective addresses of the parties shown at the beginning of this Agreement. Notices shall be sent to Metris and to Fingerhut, shall be addressed as follows:

          If to Metris:

               Metris Direct, Inc.
               Interchange Building
               600 South Highway 169, Suite 1800
               St. Louis Park, Minnesota  55426
               Attention:  Chief Executive Officer

          If to Fingerhut:

               Fingerhut Corporation
               4400 Baker Road
               Minnetonka, Minnesota  55343
               Attention:  Senior Vice President
               With a copy to the General Counsel

Section 5.2.   Applicable Law.

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to the principles or conflicts of laws thereof.

Section 5.3.   Severability.

          If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

Section 5.4.   No Partnership or Joint Venture.

          This Agreement does not create a partnership or joint venture between the Parties, and neither Party to this Agreement shall have any authority whatsoever to bind the other Party to any obligation.

Section 5.5.   No Third Party Beneficiaries.

          Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person or entity, other than the Parties and their respective successors and assigns permitted by this Agreement, any right, remedy or claim under or by reason of this Agreement.

Section 5.6.   Captions:  Counterparts.

          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 5.7.   Amendments and Waivers.

          Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. This Agreement may only be amended or modified by a subsequent written agreement by and among the parties hereto.

Section 5.8.   Assignment.

          No party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, except with the prior written consent of the other; notwithstanding, either party may assign or otherwise transfer its rights or obligations under this Agreement to a subsidiary or affiliate (in the case of Fingerhut only a subsidiary or affiliate that sells merchandise to Fingerhut Customers) upon notice to the other. Regardless of the party to whom an assignment is made pursuant to this
Section 5.8., the assignee shall, as a condition to such assignment, by written undertaking satisfactory to the other, represent and warrant that the assignment was made in accordance with all applicable laws and regulations and assume and agree to be bound by the terms, provisions and conditions of this Agreement to the same extent as the assignor; provided, however, that no such assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement, to the extent applicable. Any unauthorized assignment and any assignment made in contravention of this Section 5.8. shall be null and void.

Section 5.9    Governing Law.

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to the principles or conflicts of laws thereof.

Section 5.10   Execution In Counterparts.

          To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of all of the parties hereto.

Section 5.11   No Agency.

          This Agreement shall not be deemed expressly or by implication to create an agency, employee, or servant relationship between or among any of the parties hereto, or any affiliates of the parties hereto for any purpose whatsoever.

Section 5.12   Force Majeure.

          No party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control; it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. Each party shall notify the other parties promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement.

Section 5.13   Amendment and Modification.

          This Agreement may only be amended or modified by a subsequent written agreement by and among the parties hereto.

          IN WITNESS WHEREOF, the duly authorized
representatives of the parties have executed this Agreement as of the day and year first above written.


FINGERHUT CORPORATION              METRIS DIRECT , INC.


By:                                By:

Title:                                  Title:


INFOCHOICE USA, INC.

By:

Title:

                          EXHIBIT A

     Upon Metris' receipt from Fingerhut of the electronic data transmission or hard copy information necessary for fulfillment of all Customers who purchased Service
Agreements, Metris will issue and mail an Extended Service
Agreement to the Customer. The Service Agreements will be mailed to each Customer within ten (10) business days of receipt of the fulfillment information.

     Metris will calculate a percentage of the extended service plan's retail sales cash price deducted from such price in determining the amount payable by Fingerhut to Metris for servicing the obligations under such plan. Such percentage has been determined based on the marketing method or advertising media used to solicit the sale and based on the effort expended by Fingerhut in soliciting the sale using certain of its advertising or offering media versus other media conducted by Metris with little input or effort conducted by Fingerhut or its representatives. Such percentage schedule shall initially be as found below, based on each sales method as further defined below:

          On-Page (Any extended service
plan sale or order received by
Fingerhut at the same time as
the product order without the
inbound telemarketing            XX%
representative offering the
warranty separately as an
addition to a customer's order.)

          Add-On (An inbound or
          outbound telemarketing
          call made at or within
          10 days of the
          original product order
          during which the
          Fingerhut              XX%
          telemarketing
          representative
          specifically solicits
          the customer for the
          purchase of an
          extended service plan
          in addition to their
          merchandise order.)

Stand-Alone (A telemarketing
call made by a Metris
telemarketing representative or
its agent offering a warranty    X%
product greater than 10 days
after product purchase and/or
within 30 days of the
manufacturer's warranty
expiration.)

          Renewal (An offer
          conducted by Metris to XX%
          renew warranty
          coverage of the
          original term of the
          warranty.)

     Any offers or methods of further offering extended service plans developed subsequent to the execution of this contract which do not meet any of the definitions noted above shall be conducted under an amended percentage schedule to be mutually agreed to by the parties based on the marketing method or advertising media used to solicit the sale and also determined based on the effort expended by Fingerhut in soliciting the sale using certain of its advertising or offering methods versus other methods conducted by Metris with little input or effort conducted by Fingerhut or its representatives as noted above.

     Metris shall pay to Fingerhut the amount of the Net Price plus XX% on any Merchandise returned by a Customer to Fingerhut within the relevant Merchandise Warranty period and for which Fingerhut has given full refund of the Sales Price to the Customer. Any such payment by Metris will be made by Fingerhut deducting the amount of the Net Price in question from the next premium payment(s) to be made in accordance with the remittance provisions herein. Fingerhut will provide Metris details in writing of any such refund. In the event a Customer cancels a Service Agreement after the Merchandise Warranty expires, Metris shall calculate and reimburse Fingerhut for a pro rata portion of the Net Price less any claims incurred by such Customer and paid by Metris. The pro-rata portion shall be computed by dividing the Net Price by the term of the Extended Service Agreement period, and then multiplying that monthly rate times the number of months until expiration. In no event shall the amount reimbursed exceed the Net Price of the Customer contract.

     If a Customer fails to make any installment purchase payment for a Service Agreement during the Merchandise
Warranty period and Fingerhut notices Metris, Metris shall cancel the Service Agreement and pay back to Fingerhut the amount of the Net Price paid to Metris. If cancelled after expiration of the Merchandise Warranty, Metris shall pay
Fingerhut a pro-rata refund of the Net Price paid less any claims. In no event shall Fingerhut be responsible for claims in excess of the Net Price of the contract.

     Metris shall reimburse Fingerhut for the advertising cost it expended in directly offering extended service plans through its own advertising media for the reasons previously mentioned above. Such advertising cost reimbursements shall be determined and calculated based on an advertising cost standard developed specifically for Metris' warranty product offers within each advertising media used. The method and details of such calculation, including the basis for cost reimbursement, (i.e., orders received within each media or a flat charge per catalog shipped or telephone call made or received) shall be provided to Metris representatives in writing for their review and approval within a reasonable time prior to the establishment of such a charge or reimbursement. Additionally, such standard shall be adjusted periodically, in conjunction with Fingerhut's normal adjustment of all of its advertising cost standards, based on actual cost data and experience with the advertising for warranty products within the Fingerhut media. This reimbursement will be calculated and determined monthly and may be deducted from the monthly retail sales remittance noted above.

     Merchandise product returns, including the related extended service plan, or cancellation of the extended service plan only may be accepted by Fingerhut under its normal return policy terms and conditions. If Fingerhut provides such customer with a full refund of the sales price, including the warranty sale, then Fingerhut may deduct from its next monthly payment to Metris, the full warranty retail sales price previously remitted or to be remitted to Metris, less the applicable commission on such warranty sale received or to be received by Fingerhut.
(Fingerhut shall provide monthly details of such refund to Metris in writing). However, if a product and/or its related extended service plan is accepted after the expiration of the manufacturer's warranty period, and therefore the extended service plan coverage has commenced, then Metris shall calculate and allow deduction for only a pro-rata portion of the retail sales price, less any claims incurred by such customer during such extended service plan coverage period. The pro-rata portion of the retail sales price shall be computed by dividing the retail sales price by the total monthly term of the extended service plan, and then multiplying that monthly rate times the number of months until expiration. In no even shall Fingerhut be responsible for claims in excess of the Net Price of the contract.

                         Schedule 1
             MERCHANDISE/PRICING RECOMMENDATIONS


1)   First Purchase Prices


2)   5 Year Step-Up Appliance Prices


3)   Renewal Prices


4)   Incentive Package


Calendar  year  basis - Calculation to revert  to  0  volume
January 1 of each year.

Limitations

All service agreements are inclusive of the manufacturer's warranty and begin on date of purchase.

Commercial use is excluded.

Only those products with a manufacturer's warranty of at least 90 days' parts and labor are eligible for extended service.

Products with a 2 year manufacturer's labor and parts warranty are not eligible for a 2 year service agreement and products with a 3 year manufacturer's labor and parts warranty are not eligible for a 3 year service agreement.

Quality Furniture Care

Service   Plan  provides  stain  coverage  for   upholstered
furniture; lifting, peeling, cracking of solid wood, veneered or laminated furniture; structural defects to frames; warpage, breakage, or bending of metal components on recliners and sleeper mechanisms, glass coverage on tables, wall units and cabinets; foam resiliency to cushions and mattresses.


Term of coverage - 2 years from date of purchase.

Product Categories


Quality Jewelry Care

Service plan provides labor and materials necessary to maintain the jewelry purchased for 2 years from date of purchase, and if the item cannot be repaired it will be replaced. Benefits include ring resizing, stone tightening, prong retipping, polishing; chain and bracelet soldering, earring and clasp repair.


Product Categories

                          EXHIBIT B


                      [To be completed]